Exhibit 7.1

McGladrey & Pullen

Certified Public Accountants

January 13, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by InnSuites Hospitality Trust, which we understand has been filed with the Commission, pursuant to Item 4.02(b) of Form 8-K, as part of the Company’s Form 8-K report dated January 3, 2005.  We agree with the statements in the first, second and the first sentence of the fourth paragraphs regarding the references to independent accountants in such Form 8-K under Item 4.02.

Very truly yours,

/s/McGladrey & Pullen LLP